Exhibit 99.1

Avigen Reports 2008 Financial Results and Updates Progress on Strategic Review

Conference Call Scheduled for 1:00 p.m. (EST) on Wednesday, February 11, 2009

ALAMEDA, CA, February 11, 2009 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company, today reported financial results for its fourth quarter and year ended December 31, 2008. At December 31, 2008, Avigen had approximately $57 million in financial assets, including cash, cash equivalents, and available-for-sale securities and restricted investments, compared with approximately $78 million at December 31, 2007. More complete financial results are detailed in the financial tables below.

“Since the announcement of our clinical trial data in October, our Board and management team have taken swift and decisive action to preserve the company’s cash,” stated Kenneth Chahine, Ph.D., J.D., Avigen’s President and Chief Executive Officer. “We completed a significant restructuring in the fourth quarter which included a 70% reduction of our staff, consolidation and closure of portions of our facilities, and the sale of our early stage AV513 program for approximately $7 million.

“With our cash burn sufficiently reduced for 2009, we have quickly established a process for assessing strategic alternatives, including some with the potential for positive near-term cash flows. We currently have four proposals under review and anticipate several others in the coming weeks. In addition to valuing our cash, some of these proposals place significant value on Avigen’s AV411 development program, know-how and expertise, patents and public listing. We believe that shareholder value is best maximized by running an orderly and competitive process.

“As this process rapidly unfolds,” continued Dr. Chahine, “Avigen intends to provide its shareholders with periodic updates and to continue to work with all its shareholders in a thoughtful, collaborative and respectful manner.”

AVIGEN EVENTS

  Announced AV650 did not meet the primary endpoint in a Phase 2b clinical trial for spasticity in patients with multiple sclerosis (as reported October 21, 2008)

  Announced restructuring aimed at preserving cash and positioning Avigen for its strategic review process. The restructuring included staff reductions of over 70% (as reported November 3, 2008)

  Completed sale of Avigen’s early stage AV513 compound to Baxter Healthcare Corporation for $7.1 million to further position Avigen for its strategic review process (as reported December 18, 2008)

  Enhanced the value of Avigen’s AV411 development program by initiating a NIDA-funded opioid withdrawal trial for AV411 in partnership with Columbia University and the New York State Psychiatric Institute (as reported October 15, 2008)

  Retained RBC Capital Markets and Pacific Growth Equities LLC as independent financial advisors to support strategic objectives, including efforts to identify and review merger and acquisition opportunities and efforts to get the most value from the company’s AV411 assets (as reported January 14, 2009)

  Board of Directors recommended that stockholders reject the unsolicited conditional tender offer from BVF Acquisition LLC for $1.00 per share as inadequate and not in the best interests of stockholders (as reported February 6, 2009)

Financial Results

Avigen reported a net loss of $25.0 million, or $0.84 per share, for the year ended December 31, 2008, compared to a net loss of $25.2 million, or $0.90 per share, in 2007. The 2008 period included the $7.1 million in revenues in connection with the sale of the company’s early stage blood coagulation compound, AV513, and significant one-time costs incurred in connection with its AV650 development program, which the company discontinued in October 2008.

During 2008, Avigen’s business was focused on the development of AV650 for spasticity and the completion of a definitive Phase II clinical trial in patients with spasticity associated with multiple sclerosis. In connection with this program, the company reported $2.5 million of one-time in-license expense associated with the development of a purer form of the compound by its development partner, Sanochemia Pharmazeutika AG.

In October 2008, Avigen announced that the results of the AV650 Phase 2b clinical trial had not met the primary endpoint and that the program was being terminated. As a result, the company recorded exit costs of approximately $1.8 million which included one-time severance benefits for approximately 70% of its workforce and contract termination costs associated with the closure and abandonment of portions of the company’s facilities under lease. These costs were apportioned and recorded as research and development and general and administration expenses. The company also terminated its license agreement with Sanochemia and avoided the potential liability of an additional $2.5 million milestone payment.

Research and development expenses for 2008 and 2007 were $23.6 million and $20.7 million, respectively. This increase reflects the increased spending in 2008 in connection with Phase 2 clinical trials for AV650 and one-time termination benefits paid to employees when the program was cancelled in October 2008.

General and administrative expenses for 2008 and 2007 were $8.7 million and $8.6 million, respectively. The 2008 expenses were in line with management’s expectations and reflect its efforts to control overhead costs during the year. 2008 expenses also include a portion of the one-time termination benefits paid to employees in connection with the corporate restructuring and staff reduction in October 2008.

Net interest income and other expenses were $2.4 million and $3.4 million in 2008 and 2007, respectively. This decrease primarily reflects the lower outstanding balances of interest-bearing cash and securities for most of 2008, as well as a general decline in market interest rates that have led to a lower average yield earned on Avigen’s portfolio. Avigen maintains a portfolio of marketable securities with very conservative investment objectives that focus on preservation of principal, liquidity, and maximum total return. As of December 31, 2008, this portfolio primarily included federal agency obligations, high-quality, short-term asset-backed securities, money market-eligible securities, and approximately 15% in corporate debt securities. Avigen does not invest in auction rate securities. As of December 31, 2008, the portfolio carried an unrealized gain of approximately $357,000.

Fourth Quarter Results

For the three months ended December 31, 2008 and 2007, Avigen reported a net loss of $900,000, or $0.03 per share, and $6.7 million, or $0.23 per share, respectively. The 2008 period included the receipt of $7.1 million in revenues as described above.

Research and development expenses for the three months ended December 31, 2008 and 2007 were $5.7 million and $5.5 million, respectively. This increase primarily reflects increased spending in 2008 in connection with Phase 2 clinical trials for AV650 and one-time termination benefits paid to employees when the program was cancelled in October 2008.

General and administrative expenses for each of the three-month periods ended December 31, 2008 and 2007 were $2.3 million.

In connection with the termination of its AV650 program, Avigen ceased use of its leased laboratory facilities and recorded an impairment charge to reduce the carrying value of its leasehold improvements and laboratory equipment to zero. Impairment losses for the three months ended December 31, 2008 were $414,000.

Net interest income and other expenses for the three months ended December 31, 2008 and 2007 were $340,000 and $878,000, respectively.

Avigen’s operating expenses for 2008 were in line with management’s expectations. In connection with the negative results reported for the Phase 2b clinical trial in October, management discontinued all AV650-related activities and initiated a restructuring plan that significantly reduced the company’s staff level and decreased the projected cash burn for 2009. Avigen’s Board and management are evaluating strategic proposals that could generate near-term cash flow opportunities, including proposals to sell or partner the AV411 program and a number of merger and acquisition proposals that place significant value on the company’s strong cash position, intellectual property portfolio and public listing.

Conference Call Info

Avigen management will host a conference call and webcast today, Wednesday, February 11, 2009, at 1:00 p.m. EST (10:00 a.m. PST). This webcast can be accessed from the Avigen website at www.avigen.com. The conference call can be accessed by dialing 866-362-4831 for domestic callers and 617-597-5347 for international callers. The participant passcode is 79407904. A web replay will also be available following the call on the company’s website until it releases its first quarter 2009 financial results. Rebroadcast of the call will be available approximately one hour after the live call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers. The passcode is 76913769.

About Avigen

Avigen is a biopharmaceutical company that has focused on identifying and developing differentiated products to treat patients with serious neurological and other disorders. Avigen's strategy is to identify, acquire and develop opportunities that represent a positive return to Avigen’s shareholders. Avigen’s current potential product is AV411 for neuropathic pain and opioid withdrawal and methamphetamine addiction. For more information about Avigen, consult the company's website at www.avigen.com.

Important Legal Information

In connection with the tender offer commenced by BVF, Avigen has filed with the Securities Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. Avigen's stockholders should carefully read the Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto) prior to making any decisions with respect to BVF 's tender offer because it contains important information. Free copies of the Solicitation/Recommendation Statement on Schedule 14D-9 and the related amendments or supplements thereto that Avigen has filed with the SEC are available at the SEC's website at www.sec.gov.

The statements in this press release relating to Avigen’s strategy, objectives and plans to identify, acquire and develop opportunities that represent a positive return to Avigen’s shareholders, and its beliefs regarding the availability of strategic opportunities and potential value of monetizing AV411, are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements, including the risk that Avigen will not be able to acquire or develop such opportunities due to monetary, intellectual property, technological or other constraints. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s quarterly report on Form 10-Q for the period ended September 30, 2008, under the caption "Risks Related to Our Business" in Item 2 of Part I of that report, which was filed with the SEC on November 10, 2008.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155

	AVIGEN, INC.

	SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares	Three months ended		Year ended
and per share information)
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007
	(unaudited)		(unaudited)	(1)
Revenue	$7,100	$-	$7,100	$-
Operating expenses
Research and development	5,717	5,532	23,558	20,681
General and administrative	2,298	2,256	8,696	8,633
Impairment loss related to long-lived assets	413	-	139	-
In-license fees	-	-	2,500	-
Total operating expenses	8,428	7,788	34,893	29,314

Loss from operations	(1,328)	(7,788)	(27,793)	(29,314)
Sublease income	94	180	365	703
Net interest income and other expense	340	878	2,379	3,447
Net loss	$(894)	$(6,731)	$(25,049)	$(25,163)

Basic and diluted net (loss) income per common share	$(0.03)	$(0.23)	$(0.84)	$(0.90)

Shares used in basic and diluted net loss
per common share calculation	29,769,115	29,637,596	29,764,487	27,962,202

CONDENSED BALANCE SHEETS			December 31	December 31,
			2008	2007
(In thousands)			(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities			$47,803	$68,686
Restricted investments - current			7,036	428
Accrued interest and other current assets			914	1,495
Total current assets			55,753	70,609

Restricted investments			2,000	9,000
Property and equipment, net			52	1,263
Deposits and other assets			241	197

Total assets			$58,046	$81,069

Current liabilities			10,190	3,441

Long-term obligations			602	7,796
Stockholders' equity			47,254	69,832

Total liabilities and stockholders' equity			$58,046	$81,069

(1)     Derived from audited financial statements.